EXHIBIT 99.2

KITE REALTY GROUP, L.P.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the accompanying audited consolidated financial statements and related notes included in Exhibit 99.1 of this Form 8-K, which we refer to as the “accompanying consolidated financial statements.”  In this discussion, unless the context suggests otherwise, references to “we,” “us,” “our” and the “Partnership” refer to Kite Realty Group, L.P.

Overview

In the following overview, we discuss, among other things, the status of our business and properties, the effect that current United States economic conditions is having on our retail tenants and us, and the current state of the financial markets and how it impacts our financing strategy.

Our Business and Properties

Kite Realty Group, L.P., is a limited partnership that is engaged in the ownership, operation, acquisition, development, and redevelopment of neighborhood and community shopping centers in selected markets in the United States. We derive revenues primarily from rents and reimbursement payments received from tenants under existing leases at each of our properties. Our operating results therefore depend materially on the ability of our tenants to make required rental payments, conditions in the United States retail sector and overall real estate market conditions.

The sole general partner of the Partnership is Kite Realty Group Trust (“the General Partner”), which is publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “KRG.”  The General Partner has made an election to qualify, and we believe it is operating so as to qualify, as a real estate investment trust (“REIT”) under provisions of the Internal Revenue Code of 1986, as amended.

On July 1, 2014, the General Partner and KRG Magellan, LLC, a Maryland limited liability company and wholly-owned subsidiary of the General Partner (“Merger Sub”), completed a merger with Inland Diversified Real Estate Trust, Inc. (“Inland Diversified”), in which Inland Diversified merged with and into the Merger Sub in a stock-for-stock exchange with a transaction value of approximately $2.1 billion, including the assumption of approximately $0.9 billion of debt (the “Merger”).  The General Partner then contributed the assets and liabilities of KRG Magellan to the Partnership in exchange for additional common units of the Partnership.  The Merger enabled us to acquire a high-quality portfolio of retail properties comprised of 60 properties in 23 states. The properties are located in a number of our existing markets and provided entrances into desirable new markets.

As of December 31, 2014, we owned interests in 118 retail operating properties totaling approximately 23.9 million square feet of gross leasable area (including approximately 7.7 million square feet of non-owned anchor space) located in 26 states.  We also own interests in one office operating property and an associated parking garage, as well as the office components at Eddy Street Commons and Traditions Village, totaling approximately 0.4 million square feet of net rentable area.

As of December 31, 2014, we also had an interest in four development projects under construction. Upon completion, these projects are anticipated to have approximately 0.9 million square feet of gross leasable area.

Additionally, as of December 31, 2014, we owned interests in various land parcels totaling approximately 105 acres.  These parcels are classified as “Land held for development” in investment properties in the accompanying consolidated balance sheets and are expected to be used for future expansion of existing properties, development of new retail or office properties or sold to third parties.

Portfolio Update

In evaluating acquisition, development, and redevelopment opportunities, we focus on strong sub-markets where median household income is above the median for the market.  We also focus on locations with population density, high traffic counts, and strong daytime work force populations.  Household incomes in our largest markets are significantly higher than the median for the market.

2014 was a strong year for the shopping center industry as landlords continued to take advantage of historically low new shopping center supply.  This has provided landlords the opportunity to optimize the tenant mix at properties and upgrade shop space.  Additionally, many existing retailers continue to grow by expanding into new markets and also expanding into new concepts such as Field & Stream by Dick’s Sporting Goods.  In addition, the continued investment by retailers in omni-channel operations to merge their brick and mortar and online operations is an opportunity for retailers with quality assets in strong locations to drive rent and occupancy growth.

In addition to targeting sub-markets with strong consumer demographics, we focus on having the appropriate tenant mix at each center.  Over 90% of our tenants are service oriented or have a notable online platform that has reduced the impact of the expansion of e-commerce on their operations.  We have aggressively targeted and executed leases with notable grocers including Publix, The Fresh Market, Earth Fare, and Sprout’s Farmers Market along with soft good retailers such as Dick’s Sporting Goods, TJX Companies, and Bed Bath and Beyond.  Additionally, we have identified cost-efficient ways to optimize space for junior anchors such as right-sizing office supply stores and backfilling the existing space with a tenant more suitable to the larger space.

Capital Activities

Our ability to obtain capital on satisfactory terms and to refinance borrowings as they mature is affected by the condition of the economy in general and by the financial strength of properties securing borrowings.

2014 was a transformative year for our capital structure as we significantly improved many key metrics.  The Merger increased the value of our unencumbered property pool and created additional liquidity.  In addition, the incremental cash flows enabled us to lower our debt to EBITDA ratio to 6.5 times as of December 31, 2014.  The lower leverage and higher operating cash flows enabled our General Partner to receive investment grade ratings in 2014, which we believe will enhance our liquidity.  In addition, we disposed of multiple non-core properties and are under contract to sell seven additional properties in March 2015.  These sales provided us with an additional source of capital to reduce debt and potentially redeploy into core markets including the December 2014 acquisition of Rampart Commons in Las Vegas.

We also significantly increased our liquidity through amending the terms of our unsecured revolving credit facility (the “amended facility”) upon completion of the Merger and increased the total borrowing capacity from $200 million to $500 million.  The amended terms also include an extension of the maturity date to July 1, 2018, which may be further extended at our option for up to two additional periods of six months, subject to certain conditions.

On July 1, 2014, we also amended the terms of our $230 million Term Loan (the “amended Term Loan”).   The amended Term Loan has a maturity date of July 1, 2019, which may be extended for an additional six months at the Partnership’s option subject to certain conditions.

The amount that we may borrow under our amended facility is based on the value of assets in our unencumbered property pool.  As of December 31, 2014, the full amount of our amended facility, or $500 million, was available for draw based on the unencumbered property pool allocated to the facility.  Taking into account outstanding draws and letters of credit, as of December 31, 2014, we had $333.2 million available for future borrowings under our amended facility.  In addition, our unencumbered assets could provide approximately $120 million of additional borrowing capacity under our amended facility, if the expansion feature was exercised.  Finally, we had $43.8 million in cash and cash equivalents as of December 31, 2014.

The amendment of our credit facilities and the achievement by our General Partner of investment grade ratings provide us with more flexibility for future capital activity.  Our General Partner’s investment grade credit ratings provide us with access to the unsecured public bond market which we may use in the future to finance acquisition activity, repay debt maturing in the near term and fix interest rates that are currently at historically low levels.

The ability to obtain new financing is also important to our business due to the capital needs of our existing and future development and redevelopment projects. As of December 31, 2014, the unfunded portion of the total estimated costs of our development and redevelopment projects under construction was approximately $62 million. While we believe we have access to sufficient funding through a combination of existing construction loans and uses of our available liquidity to be able to complete these projects, adverse market conditions may make it more costly and difficult to raise additional capital, if necessary.

Summary of Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in Note 2 to the accompanying consolidated financial statements.  As disclosed in Note 2, the preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the compilation of our financial condition and results of operations and require management’s most difficult, subjective, and complex judgments.

Valuation of Investment Properties

Management reviews both operational and development projects, land parcels and intangible assets for impairment on at least a quarterly basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  The review for possible impairment requires management to make certain assumptions and estimates and requires significant judgment.  Impairment losses for investment properties and intangible assets are measured when the undiscounted cash flows estimated to be generated by the investment properties during the expected holding period are less than the carrying amounts of those assets.  Impairment losses are recorded as the excess of the carrying value over the estimated fair value of the asset.  Our impairment review for land and development properties assumes we have the intent and the ability to complete the developments or projected uses for the land parcels.  If we determine those plans will not be completed or our assumptions with respect to operating assets are not realized, an impairment loss may be appropriate. Management does not believe any investment properties, development assets, or land parcels were impaired as of December 31, 2014.

Depreciation may be accelerated for a redevelopment project including partial demolition of existing structure after the asset is assessed for impairment.

Operating properties held for sale include only those properties available for immediate sale in their present condition and for which management believes it is probable that a sale of the property will be completed within one year, amongst other factors. Operating properties are carried at the lower of cost or fair value less estimated costs to sell. Depreciation and amortization are suspended during the held-for-sale period.  We have classified seven operating properties as held for sale as of December 31, 2014 (see Note 11).

Our operating properties have operations and cash flows that can be clearly distinguished from the rest of our activities. Historically, the operations reported in discontinued operations include those operating properties that were sold or were considered held-for-sale and for which operations and cash flows can be clearly distinguished.  The operations from these properties are eliminated from ongoing operations, and we will not have a continuing involvement after disposition.  In the first quarter of 2014, we adopted the provisions of ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity and as a result the operating properties sold during 2014, except for 50th and 12th and the seven operating properties that are classified as held for sale as of December 31, 2014 are not included in discontinued operations in the accompanying Statements of Operations as the disposals neither individually nor in the aggregate represent a strategic shift that has or will have a major effect on our operations or financial results.  The 50th and 12th operating property is included in discontinued operations for the years ended December 31, 2014, 2013 and 2012, as the property was classified as held for sale as of December 31, 2013 and is reported under the former rules.  In addition, the provisions of ASU 2014-08 were not required to be applied retroactively.

Acquisition of Real Estate Investments

Upon acquisition of real estate operating properties, we estimate the fair value of acquired identifiable tangible assets and identified intangible assets and liabilities, assumed debt, and any noncontrolling interest in the acquiree at the date of acquisition, based on evaluation of information and estimates available at that date.  Based on these estimates, we allocate the estimated fair value to the applicable assets and liabilities.  In making estimates of fair values for the purpose of allocating purchase price, a number of sources are utilized, including information obtained as a result of pre-acquisition due diligence, marketing and leasing activities.  In 2014, we utilized a third party valuation expert to assist in the allocation of the purchase price of the operating properties acquired as part of the Merger.

A portion of the purchase price is allocated to tangible assets and intangibles, including:

•                  the fair value of the building on an as-if-vacant basis and to land determined either by comparable market data, real estate tax assessments, independent appraisals or other relevant data;

•                  above-market and below-market in-place lease values for acquired properties are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the leases.  Any below-market renewal options are also considered in the in-place lease values.  The capitalized above-market and below-market lease values are amortized as a reduction of or addition to rental income over the remaining non-cancelable terms of the respective leases.  Should a tenant vacate, terminate its lease, or otherwise notify us of its intent to do so, the unamortized portion of the lease intangibles would be charged or credited to income; and

•                  the value of leases acquired.  We utilize independent sources for our estimates to determine the respective in-place lease values.  Our estimates of value are made using methods similar to those used by independent appraisers.  Factors we consider in our analysis include an estimate of costs to execute similar leases including tenant improvements, leasing commissions and foregone costs and rent received during the estimated lease-up period as if the space was vacant.  The value of in-place leases is amortized to expense over the remaining initial terms of the respective leases.

•                  the fair value of any assumed financing that is determined to be above or below market terms.  We utilize third party and independent sources for our estimates to determine the respective fair value of each mortgage payable.  The fair market value of each mortgage payable is amortized to interest expense over the remaining initial terms of the respective loan.

We also consider whether a portion of the purchase price should be allocated to in-place leases that have a related customer relationship intangible value.  Characteristics we consider in allocating these values include the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality, and expectations of lease renewals, among other factors.  To date, a tenant relationship has not been developed that is considered to have a current intangible value.

Certain properties we acquired from the Merger included earnout components to the purchase price, meaning the previous owner did not pay a portion of the purchase price of the property at closing, although they owned the entire property. We are not obligated to pay the contingent portion of the purchase prices unless space which was vacant at the time of acquisition is later leased by the seller within the time limits and parameters set forth in the acquisition agreements. The earnout payments are based on a predetermined formula applied to rental income received. The earnout agreements have an obligation period remaining of one year or less as of December 31, 2014. If at the end of the time period certain space has not been leased, occupied and rent producing, we will have no further obligation to pay additional purchase price consideration and will retain ownership of that entire property. Based on our best estimate, we have recorded a liability for the potential future earnout payments using estimated fair value measurements at the end of the period which include the lease-up periods, market rents and probability of occupancy. We have recorded this earnout amount as additional purchase price of the related properties and as a liability included in deferred revenue and intangibles, net and other liabilities on the accompanying consolidated balance sheets.

Revenue Recognition

As lessor, we retain substantially all of the risks and benefits of ownership of the investment properties and account for our leases as operating leases.

Minimum rent, percentage rent, and expense recoveries from tenants for common area maintenance costs, insurance and real estate taxes are our principal source of revenue.  Base minimum rents are recognized on a straight-line basis over the terms of the respective leases.  Certain lease agreements contain provisions that grant additional rents based on a tenant’s sales volume (contingent percentage rent). Overage rent is recognized when tenants achieve the specified targets as defined in their lease agreements.  Overage rent is included in other property related revenue in the accompanying statements of operations.  As a result of generating this revenue, we will routinely have accounts receivable due from tenants. We are subject to tenant defaults and bankruptcies that may affect the collection of outstanding receivables. To address the collectability of these receivables, we analyze historical write-off experience, tenant credit-worthiness and current economic trends when evaluating the adequacy of our allowance for doubtful accounts and straight line rent reserve. Although we estimate uncollectible receivables and provide for them through charges against income, actual experience may differ from those estimates.

Gains from sales of real estate are not recognized unless a sale has been consummated, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property, we have transferred to the buyer the usual risks and rewards of ownership, and we do not have a substantial continuing financial involvement in the property.   As part of our ongoing business strategy, we will, from time to time, sell land parcels and outlots, some of which are ground leased to tenants, on a case by case basis.

Fair Value Measurements

Fair value is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  The fair value hierarchy distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs for identical instruments that are classified within Level 1 and observable inputs for similar instruments that are classified within Level 2) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3).

Note 3 to the accompanying consolidated financial statements includes a discussion of fair values recorded when we acquired a controlling interest in Parkside Town Commons development project.  Level 3 inputs to this transaction include our estimations of the fair value of the real estate and related assets acquired.

Note 5 to the accompanying consolidated financial statements includes a discussion of fair values recorded when we recorded an impairment charge on its Kedron Village property.  Level 3 inputs to this transaction include our estimations of market leasing rates, discount rates, holding period, and disposal values.

Note 10 to the accompanying consolidated financial statements includes a discussion of the fair values recorded in purchase accounting.  Level 3 inputs to these acquisitions include our estimations of market leasing rates, tenant-related costs, discount rates, and disposal values.

Income Taxes and REIT Compliance

The General Partner is considered a corporation for federal income tax purposes and it has been organized and it intends to continue to operate in a manner that will enable it to maintain its qualification as a REIT for federal income tax purposes. As a result, it generally will not be subject to federal income tax on the earnings that it distributes to the extent it distributes its “REIT taxable income” (determined before the deduction for dividends paid and excluding net capital gains) to its shareholders and meet certain other requirements on a recurring basis.  To the extent that it satisfies this distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed REIT taxable income.  REITs are subject to a number of organizational and operational requirements.  If the General Partner fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates for a period of four years following the year in which qualification was lost.  We may also be subject to certain federal, state and local taxes on our income and property and to federal income and excise taxes on our undistributed income even if we do qualify as a REIT.

Inflation

Inflation has not had a significant impact on our results of operations because of relatively low inflation rates in recent years.  Additionally, most of our leases contain provisions designed to mitigate the adverse impact of inflation by requiring the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in operating expenses resulting from inflation. Furthermore, many of our leases are for terms of less than ten years, which enables us to seek to increase rents upon re-rental at market rates if current rents are below the then existing market rates.

Results of Operations

At December 31, 2014, we owned interests in 123 properties (consisting of 118 retail operating properties, three retail redevelopment properties, and one office operating property and an associated parking garage).  Also, as of December 31, 2014, we had an interest in four retail development projects that were under construction.

At December 31, 2013, we owned interests in 72 properties (consisting of 66 retail operating properties, 4 retail redevelopment properties, and one office operating property and an associated parking garage).  Also, as of December 31,

2013, we had an interest in two development projects that were under construction and one development project that has not yet commenced construction.

At December 31, 2012, we owned interests in 60 properties (consisting of 54 retail operating properties, 4 retail redevelopment properties, and one office operating property and an associated parking garage).  Also, as of December 31, 2012, we had an interest in three development projects that were under construction and three development projects that had not yet commenced construction.

The comparability of results of operations is significantly affected by our Merger with Inland Diversified on July 1, 2014 and by our development, redevelopment, and operating property acquisition and disposition activities in 2012 through 2014.  Therefore, we believe it is most useful to review the comparisons of our results of operations for these years (as set forth below under “Comparison of Operating Results for the Years Ended December 31, 2014 and 2013” and “Comparison of Operating Results for the Years Ended December 31, 2013 and 2012”) in conjunction with the discussion of these activities during those periods, which is set forth below.

Property Acquisition Activities

During 2014, 2013 and 2012, we acquired the properties below.

Property Name	MSA	Acquisition Date	Acquisition Cost (Millions)	Owned GLA

Cove Center	Stuart, FL	June 2012	$22.1	155,063
12th Street Plaza	Vero Beach, FL	July 2012	15.2	138,268
Publix at Woodruff	Greenville, SC	December 2012	9.1	68,055
Shoppes at Plaza Green	Greenville, SC	December 2012	28.8	194,807
Shoppes of Eastwood	Orlando, FL	January 2013	11.6	69,037
Cool Springs Market	Nashville, TN	April 2013	37.6	223,912
Castleton Crossing	Indianapolis, IN	May 2013	39.0	277,812
Toringdon Market	Charlotte, NC	August 2013	15.9	60,464

Nine Property Portfolio	Various	November 2013	304.0	1,977,711

Merger with Inland Diversified	Various	July 2014	2,128.6	10,719,471

Rampart Commons	Las Vegas, NV	December 2014	32.3	81,292

Operating Property Disposition Activities

During 2014, 2013 and 2012, we sold or disposed of the operating properties listed in the table below.

Property Name	MSA	Disposition Date	Owned GLA

Gateway Shopping Center	Seattle, WA	February 2012	99,444
South Elgin Commons	Chicago, IL	June 2012	128,000
50 South Morton	Indianapolis, IN	July 2012	2,000
Coral Springs Plaza	Ft. Lauderdale, FL	September 2012	46,079
Pen Products	Indianapolis, IN	October 2012	85,875
Indiana State Motor Pool	Indianapolis, IN	October 2012	115,000
Sandifur Plaza	Pasco, WA	November 2012	12,552
Zionsville Place	Indianapolis, IN	November 2012	12,400
Preston Commons	Dallas, TX	December 2012	27,539
Kedron Village	Atlanta, GA	July 2013	157,345
Cedar Hill Village	Dallas, TX	September 2013	44,214
50th and 12th (Walgreens) (1)	Seattle, WA	January 2014	14,500
Red Bank Commons	Evansville, IN	March 2014	34,258
Ridge Plaza.	Oak Ridge, NJ	March 2014	115,088
Zionsville Walgreens	Zionsville, IN	September 2014	14,550
Tranche I of Portfolio Sale to Inland Real Estate	Various	November & December 2014	805,644

(1)                                 Operating property was classified as held for sale as of December 31, 2013.

Development Activities

During the years ended December 31, 2014, 2013 and 2012, the following significant development properties became operational or partially operational:

Property Name	MSA	Economic Occupancy Date(1)	Owned GLA

Delray Marketplace	Delray Beach, FL	January 2013	260,153
Holly Springs Towne Center — Phase I	Raleigh, NC	March 2013	207,589
Parkside Town Commons — Phase I	Raleigh, NC	March 2014	104,978
Parkside Town Commons — Phase II	Raleigh, NC	September 2014	275,432

(1)                                 Represents the date on which we started receiving rental payments under tenant leases or ground leases at the property or the tenant took possession of the property, whichever was earlier.

Redevelopment Activities

During portions 2014, 2013 and 2012, the following redevelopment properties were under construction:

Property Name	MSA	Transition to Redevelopment(1)	Transition to Operations	Owned GLA

Oleander Place	Wilmington, North Carolina	February 2011	December 2012	45,530
Rangeline Crossing	Carmel, Indiana	June 2012	June 2013	97,511
Four Corner Square	Seattle, Washington	September 2008	December 2013	107,998
King’s Lake Square	Naples, Florida	July 2013	April 2014	88,153
Bolton Plaza	Jacksonville, Florida	June 2008	September 2014	155,637
Gainesville Plaza(2)	Gainesville, Florida	June 2013	Pending	162,693

(1)                                 Transition date represents the date the property was transferred from our operating portfolio into redevelopment status.

(2)                                 In March 2014, we signed leases with Ross Dress and Burlington Coat Factory to anchor the project.  Burlington Coat Factory opened in September 2014 and Ross Dress is expected to open in the first half of 2015.  The project is currently 81.6% leased or committed.

Anchor Tenant Openings

Included below is a list of anchor tenants that opened in 2014.

Tenant Name	Property Name	MSA	Owned GLA
LA Fitness	Bolton Plaza	Jacksonville, FL	38,000
Sprouts Farmers Market	Sunland Towne Center	El Paso, TX	31,541
Fresh Market	Lithia Crossing	Tampa Bay, FL	18,091
Walgreens	Rangeline Crossing	Indianapolis, IN	15,300
Publix	King’s Lake Square	Naples, FL	88,153
Target(1)	Parkside Town Commons — Phase I	Raleigh, NC	—
Harris Teeter(2)	Parkside Town Commons — Phase I	Raleigh, NC	53,000
Total Wine and More	International Speedway Square	Daytona, FL	23,942
Walgreens	Four Corner Square	Seattle, WA	14,820
Petco	Parkside Town Commons — Phase I	Raleigh, NC	12,500
Field and Stream	Parkside Town Commons — Phase II	Raleigh, NC	50,000
Golf Galaxy	Parkside Town Commons — Phase II	Raleigh, NC	35,000
Burlington Coat Factory	Gainesville Plaza	Gainesville, FL	65,000

(1)                                 Target is an anchor that owns its 135,300 square foot store.

(2)                                 Ground lease tenant.

Same Property Net Operating Income

We believe that net operating income (“NOI”) is helpful to investors as a measure of our operating performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as depreciation and amortization, interest expense, and asset impairment, if any. We believe that NOI for our “same properties” (“Same Property NOI”) is helpful to investors as a measure of our operating performance because it includes only the NOI of properties that have been owned for the full periods presented, which eliminates disparities in net income due to the redevelopment, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent metric for the comparison of our properties. NOI and Same Property NOI should not, however, be considered as alternatives to net income (calculated in accordance with GAAP) as indicators of our financial performance.

The following table reflects same property NOI (and reconciliation to net loss attributable to common unitholders) for the years ended December 31, 2014 and 2013:

	Years Ended December 31,		%
($ in thousands)	2014	2013	Change
Number of comparable properties at period end(1)	52	52

Leased percentage at period end	96.1%	96.4%
Economic Occupancy percentage at period end(2)	94.8%	93.1%

Net operating income — same properties (52 properties)(3)	$68,033	$65,005	4.7%

Reconciliation to Most Directly Comparable GAAP Measure:

Net operating income - same properties	$68,033	$65,005
Net operating income - non-same activity	122,845	27,491
Other expense, net	(268)	(324)
General, administrative and other	(13,043)	(8,211)
Merger and acquisition costs	(27,508)	(2,214)
Impairment charge	—	(5,372)
Depreciation expense	(120,998)	(54,479)
Interest expense	(45,513)	(27,994)
Discontinued operations	—	2,563
Gain on sales of operating properties, net	11,776	—
Net income attributable to noncontrolling interests	(1,435)	(121)
Distributions on preferred units	(8,456)	(8,456)
Net loss attributable to common unitholders	$(14,567)	$(12,112)

(1)                                 Same Property NOI analysis excludes operating properties in redevelopment.

(2)                                 Excludes leases that are signed but for which tenants have not commenced payment of cash rent.

(3)                                 Same Property NOI excludes net gains from outlot sales, straight-line rent revenue, bad debt expense and related recoveries, lease termination fees, amortization of lease intangibles and significant prior year expense recoveries and adjustments, if any.

Funds From Operations

Funds From Operations (“FFO”), is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (NAREIT) and related revisions, which we refer to as the White Paper. The White Paper defines FFO as consolidated net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales and impairments of depreciated property, less preferred dividends, plus depreciation and amortization, and after adjustments for third-party shares of appropriate items.

Given the nature of our business as a real estate owner and operator, we believe that FFO is helpful to investors as a starting point in measuring our operational performance because it excludes various items included in consolidated net income that do not relate to or are not indicative of our operating performance, such as gains (or losses) from sales and impairment of depreciated property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. For informational purposes, we have also provided FFO adjusted for merger and acquisition costs, accelerated amortization of deferred financing fees in 2013 and 2012, a non-cash gain on debt extinguishment in 2013, and a litigation charge in 2012.  We believe this supplemental information provides a meaningful measure of our operating performance.  We believe that our presentation of adjusted FFO (“AFFO”) provides investors with another financial measure that may facilitate comparison of operating performance between periods and compared to our peers.  FFO should not be considered as an alternative to consolidated net income (loss) (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to satisfy our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs.

Our calculation of FFO (and reconciliation to consolidated net loss, as applicable) for the years ended December 31, 2014, 2013 and 2012 (unaudited) is as follows:

	Years Ended December 31,
(in thousands)	2014	2013	2012
Consolidated net loss	$(4,676)	$(3,535)	$(3,705)
Less distributions on preferred units	(8,456)	(8,456)	(7,920)
Less net income attributable to noncontrolling interests in properties	(1,435)	(121)	(138)
Less gain on sale of operating properties	(11,776)	(487)	(7,094)
Add remeasurement loss on consolidation of Parkside Town Commons, net	—	—	7,980
Add impairment charge	—	5,372	—
Add depreciation and amortization of consolidated entities, net of noncontrolling interests	120,451	54,850	41,358
Funds From Operations attributable to common unitholders	$94,108	$47,623	$30,481

Allocation of Funds From Operations:
Limited Partners	$2,541	$3,195	$3,021
General Partner	91,567	44,428	27,460
	$94,108	$47,623	$30,481

Funds From Operations attributable to common unitholders	$94,108	$47,623	$30,481
Add write-off of loan fees on early repayment of debt	—	488	500
Add Merger and acquisition costs	27,508	1,648	—
Add ligitation charge, net	—	—	1,007
Less Gain on debt extinguishment	—	(1,242)	—
Funds From Operations attributable to common unitholders, as adjusted	$121,616	$48,517	$31,988

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013

The following table reflects income statement line items from our consolidated statements of operations for the years ended December 31, 2014 and 2013:

	Years Ended December 31,		Net change
	2014	2013	2013 to 2014
Revenue:
Rental income (including tenant reimbursements)	$252,228	$118,059	$134,169
Other property related revenue	7,300	11,429	(4,129)
Total revenue	259,528	129,488	130,040
Expenses:
Property operating	38,703	21,729	16,974
Real estate taxes	29,947	15,263	14,684
General, administrative, and other	13,043	8,211	4,832
Merger and acquisition costs	27,508	2,214	25,294
Depreciation and amortization	120,998	54,479	66,519
Total expenses	230,199	101,896	128,303
Operating income	29,329	27,592	1,737
Interest expense	(45,513)	(27,994)	(17,519)
Income tax expense of taxable REIT subsidiary	(24)	(262)	238
Other expense, net	(244)	(62)	(182)
Loss from continuing operations	(16,452)	(726)	(15,726)
Discontinued operations:
Discontinued operations	—	834	(834)
Impairment Charge	—	(5,372)	5,372
Non-cash gain on debt extinguishment	—	1,242	(1,242)
Gain on sale of operating properties	3,198	487	2,711
Gain (loss) from discontinued operations	3,198	(2,809)	6,007
Loss before gain on sale of operating properties	(13,254)	(3,535)	(9,719)
Gain on sale of operating properties	8,578	—	8,578
Consolidated net loss	(4,676)	(3,535)	(1,141)
Net income attributable to noncontrolling interests	(1,435)	(121)	(1,314)
Distributions on preferred units	(8,456)	(8,456)	—
Net loss attributable to common unitholders	$(14,567)	$(12,112)	$(2,455)

Rental income (including tenant reimbursements) increased $134.2 million, or 113.6%, due to the following:

(in thousands)	Net change 2013 to 2014
Properties acquired through merger with Inland Diversified	$85,310
Properties acquired during 2013 and 2014	32,816
Development properties that became operational or were partially operational in 2013 and/or 2014	4,775
Properties sold during 2014	(2,486)
Properties sold to Inland Real Estate during 2014	6,662
Properties under redevelopment during 2013 and/or 2014	2,025
Properties fully operational during 2013 and 2014 and other	5,067
Total	$134,169

The net increase of $5.1 million in rental income for fully operational properties is primarily attributable to anchor tenant openings at certain operating properties, improvement in small shop occupancy, and an improvement in expense recoveries from tenants.  For the total portfolio, the overall recovery ratio for reimbursable expenses improved to 84.7% for the year ended December 31, 2014 compared to 78.3% for the year ended December 31, 2013.  The improved ratio is mostly due to higher occupancy.

Other property related revenue primarily consists of parking revenues, overage rent, lease settlement income and gains related to land sales.  This revenue decreased by $4.1 million, primarily as a result of lower gains on land sales of $4.7 million partially offset by increases in overage rent income of $0.5 million.

Property operating expenses increased $17.0 million, or 78.1%, due to the following:

(in thousands)	Net change 2013 to 2014
Properties acquired through merger with Inland Diversified	$8,022
Properties acquired during 2013 and 2014	5,714
Development properties that became operational or were partially operational in 2013 and/or 2014	1,063
Properties sold during 2014	(274)
Properties sold to Inland Real Estate during 2014	943
Properties under redevelopment during 2013 and/or 2014	497
Properties fully operational during 2013 and 2014 and other	1,009
Total	$16,974

The net $1.0 million increase in property operating expenses at properties fully operational during 2013 and 2014 was due to higher maintenance, landscaping and insurance costs.

Real estate taxes increased $14.7 million, or 96.2%, due to the following:

(in thousands)	Net change 2013 to 2014
Properties acquired through merger with Inland Diversified	$10,317
Properties acquired during 2013 and 2014	3,513
Development properties that became operational or were partially operational in 2013 and/or 2014	701
Properties sold during 2014	(258)
Properties sold to Inland Real Estate during 2014	682
Properties under redevelopment during 2013 and/or 2014	57
Properties fully operational during 2013 and 2014 and other	(328)
Total	$14,684

The net $0.3 million decrease in real estate taxes at properties fully operational during 2013 and 2014 was due to successful appeals at certain properties.  The majority of changes in our real estate tax expense is recoverable from tenants and, therefore, reflected in tenant reimbursement revenue.

General, administrative and other expenses increased $4.8 million, or 58.8%, due primarily to higher public company and personnel costs largely associated with the Merger.  Specifically, our year-end employee base increased 48.4% from 95 employees in 2013 to 141 employees in 2014.

Merger and acquisition costs for the year ended December 31, 2014 related almost entirely to our merger with Inland Diversified and totaled $27.5 million compared to $2.2 million of costs for property acquisitions for the year ended December 31, 2013.  The majority of the $27.5 million related to investment banking, lender, due diligence, legal, and professional expenses.

Depreciation and amortization expense increased $66.5 million, or 122.1%, due to the following:

(in thousands)	Net change 2013 to 2014
Properties acquired through merger with Inland Diversified	$41,851
Properties acquired during 2013 and 2014	20,794
Development properties that became operational or were partially operational in 2013 and/or 2014	4,424
Properties sold during 2014	(764)
Properties sold to Inland Real Estate during 2014	2,357
Properties under redevelopment during 2013 and/or 2014	(3,407)
Properties fully operational during 2013 and 2014 and other	1,264
Total	$66,519

The net increase of $1.3 million in depreciation and amortization expense at properties fully operational during 2013 and 2014 was primarily due to an increase in anchor tenants openings.

Interest expense increased $17.5 million, or 62.6%.  The increase partially resulted from our assumption of $859.6 million of debt from the Merger.  The increase was also due to certain development and redevelopment projects, including Delray Marketplace, Holly Springs Towne Centre — Phase I, Rangeline Crossing, Four Corner Square, and Parkside Town Commons — Phase I becoming operational.  As a portion of the project becomes operational, we expense pro-rata amount of related interest expense.

We recorded an impairment charge of $5.4 million related to our Kedron Village operating property for the year ended December 31, 2013.  We also recognized a non-cash gain of $1.2 million resulting from the transfer of the Kedron Village assets to the lender in satisfaction of the debt.  See additional discussion in Note 5 to the consolidated financial statements.

We had a gain from discontinued operations of $3.2 million for the year ended December 31, 2014 compared to a loss of $0.5 million in the same period of 2013.  The current year gain from discontinued operations relates to the sale of the 50th and 12th operating property, which was classified as held for sale as of December 31, 2013 and 2012.  In the first quarter of 2014, we adopted the provisions of ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.  The Red Bank Commons, Ridge Plaza, Zionsville Walgreens and Tranche I operating properties are not included in discontinued operations in the accompanying Statements of Operations for the year ended December 31, 2014 and 2013, as the disposals individually and in the aggregate did not represent a strategic shift that has or will have major effect on our operations and financial results.

In addition, we recorded gains on the sales of our Red Bank Commons, Ridge Plaza, Zionsville Walgreens, and Tranche I operating properties we sold to Inland Real Estate totaling $8.6 million for the year ended December 31, 2014.  Disposal gains and losses in prior years were generally classified in discontinued operations prior to our adoption of ASU 2014-08.

The allocation to net income of noncontrolling interests increased due to allocations to joint venture partners in certain consolidated properties acquired as part of the Merger.  These partners are allocated income generally equal to the distribution received from the operations of the properties in which they hold an interest.

Comparison of Operating Results for the Years Ended December 31, 2013 and 2012

The following table reflects income statement line items from our consolidated statements of operations for the years ended December 31, 2013 and 2012:

	Years Ended December 31,		Net change
	2013	2012	2012 to 2013
Revenue:
Rental income (including tenant reimbursements)	$118,059	$92,495	$25,564
Other property related revenue	11,429	4,044	7,385
Total revenue	129,488	96,539	32,949
Expenses:
Property operating	21,729	16,756	4,973
Real estate taxes	15,263	12,858	2,405
General, administrative, and other	8,211	7,117	1,094
Acquisition costs	2,214	364	1,850
Litigation charge, net	—	1,007	(1,007)
Depreciation and amortization	54,479	38,835	15,644
Total expenses	101,896	76,937	24,959
Operating income	27,592	19,602	7,990
Interest expense	(27,994)	(23,392)	(4,602)
Income tax (expense) benefit of taxable REIT subsidiary	(262)	106	(368)
Remeasurement loss on consolidation of Parkside Town Commons, net	—	(7,980)	7,980
Other (expense) income, net	(62)	209	(271)
Loss from continuing operations	(726)	(11,455)	10,729
Discontinued operations:
Discontinued operations	834	656	178
Impairment Charge	(5,372)	—	(5,372)
Non-cash gain on debt extinguishment	1,242	—	1,242
Gain on sale of operating properties	487	7,094	(6,607)
(Loss) gain from discontinued operations	(2,809)	7,750	(10,559)
Consolidated net loss	(3,535)	(3,705)	170
Net income attributable to noncontrolling interests	(121)	(1,977)	1,856
Distributions on preferred units	(8,456)	(7,920)	(536)
Net loss attributable to common unitholders	$(12,112)	$(13,602)	$1,490

Rental income (including tenant reimbursements) increased by $25.6 million, or 27.6%, due to the following:

Net change 2012 to 2013
Development properties that became operational or were partially operational in 2012 and/or 2013	$6,760
Properties acquired during 2012 and 2013	15,509
Properties under redevelopment during 2012 and/or 2013	966
Properties fully operational during 2012 and 2013 & other	2,329
Total	$25,564

The net increase of $2.3 million in rental income for fully operational properties is primarily attributable to the improvement in base rental revenue due to improved occupancy levels at operating properties including anchor leases at our Cedar Hill Plaza, Rivers Edge, and Cobblestone Plaza operating properties along with improved rent spreads on new and renewal leases.  In addition, we had increased recovery income due to an increase in recoverable property operating expenses and real estate taxes of $1.5 million along with higher recovery rates due to improved occupancy levels.

For the total portfolio, the overall recovery ratio for reimbursable expenses improved to 78.3% for the year ended December 31, 2013 compared to 77.1% for the year ended December 31, 2012.

Other property related revenue primarily consists of gains from land sales, lease settlement income, parking revenues, and percentage rent. This revenue increased $7.4 million, or 183%, primarily as a result of higher gains from land sales of $5.5 million (including a pre-tax increase of $0.9 million related to sales of residential units at Eddy Street Commons) and higher lease termination fees of $1.8 million.  We also recorded a gain on an outlot sale at Cobblestone Plaza of $3.9 million in 2013.  The majority of the termination fee relates to a former anchor tenant at Bayport Commons where a replacement anchor commenced in November 2013.

Property operating expenses increased by $5.0 million, or 29.7%, due to the following:

Net change 2012 to 2013
Development properties that became operational or were partially operational in 2012 and/or 2013	$1,789
Properties acquired during 2012 and 2013	1,950
Properties under redevelopment during 2012 and/or 2013	31
Properties fully operational during 2012 and 2013 & other	1,203
Total	$4,973

The net $1.2 million increase in property operating expenses at properties fully operational during 2012 and 2013 was primarily due to the following:

•                  $0.5 million net increase in repairs and maintenance at a number of our operating properties in 2013;

•                  $0.3 million increase in insurance due to higher costs at our Florida properties.  The majority of this increase is recoverable from tenants;

•                  $0.2 million increase in snow removal costs.  The majority of this increase is recoverable from tenants; and

•                  The changes in other categories of expense were not individually significant.

Real estate taxes increased $2.4 million, or 18.7%, due to the following:

Net change 2012 to 2013
Development properties that became operational or were partially operational in 2012 and/or 2013	$244
Properties acquired during 2012 and 2013	1,927
Properties under redevelopment during 2012 and/or 2013	(84)
Properties fully operational during 2012 and 2013 & other	318
Total	$2,405

The net $0.3 million increase in real estate taxes at properties fully operational during 2012 and 2013 was primarily due to increases in assessments at certain operating properties.  The majority of the increases and decreases in our real estate tax expense from increased assessments and subsequent appeals is recoverable from (or reimbursable to) tenants and, therefore, reflected in tenant reimbursement revenue.

General, administrative and other expenses increased $1.1 million, or 15.4%, due primarily to an increase in personnel-related expenses related to increase in the size of the portfolio along with an increase in other public company-related costs.

Acquisition costs increased $1.9 million due to the higher acquisition volume in 2013 compared to 2012.  We acquired thirteen properties in 2013 compared to four properties in 2012.

In 2012, we recorded a litigation charge, net of $1.0 million.  This relates to the damages and attorney’s fees related to a claim by a former tenant net of certain recoveries.  See additional discussion in Note 5 to the consolidated financial statements.

Depreciation and amortization expense increased $15.6 million, or 40.3%, due to the following:

Net change 2012 to 2013
Development properties that became operational or were partially operational in 2012 and/or 2013	$2,720
Properties acquired during 2012 and 2013	9,542
Properties under redevelopment during 2012 and/or 2013	1,617
Properties fully operational during 2012 and 2013 & other	1,765
Total	$15,644

The net increase of $1.8 million in depreciation and amortization expense at properties fully operational during 2012 and 2013 was due to additional assets placed in-service related to anchor retenanting at certain of our operating properties.

Interest expense increased $4.6 million, or 19.7%.  This increase was due to the transfer of substantial portions of assets at Delray Marketplace, Holly Springs Towne Center, Rangeline Crossing, and Four Corner Square from construction in progress to depreciable fixed assets based on the proportion of tenants opening for business, which resulted in a reduction in capitalized interest.

Income tax expense of our taxable REIT subsidiary was $0.3 million in 2013 compared to an income tax benefit of $0.1 million in 2012.  The expense in 2013 was due to higher taxable sales of residential units at Eddy Street Commons.

The 2012 $8.0 million remeasurement loss on consolidation of Parkside Town Commons, net relates to the acquisition of our partner’s interest in the Parkside Town Commons joint venture.  See additional discussion in Note 4 to the accompanying consolidated financial statements.

Within discontinued operations, we recorded an impairment charge of $5.4 million and a gain on debt extinguishment of $1.2 million related to the disposal of our Kedron Village property in 2013.  Excluding this activity, we had a loss related to discontinued operations of $0.8 million for the year ended December 31, 2013 compared to income of $0.7 million for the year ended December 31, 2012.  We sold multiple properties in 2012 for a net gain of $7.1 million compared to one property in 2013 for a net gain of $0.5 million.  See additional discussion of the Kedron Village transaction in Note 5 to the consolidated financial statements.

Liquidity and Capital Resources

Overview

Our primary finance and capital strategy is to maintain a strong balance sheet with sufficient flexibility to fund our operating and investment activities in a cost-effective manner. We and our General Partner consider a number of factors when evaluating our level of indebtedness and when making decisions regarding additional borrowings or equity offerings, including the estimated value of properties to be developed or acquired, the estimated market value of our properties and the Partnership as a whole upon placement of the borrowing or offering, and the ability of particular properties to generate cash flow to cover debt service.  We and our General Partner will continue to monitor the capital markets and may consider raising additional capital through the issuance of our common or preferred units or other securities, and our General Partner may consider raising additional capital through the issuance of common shares, preferred shares or other securities, the proceeds of which will be contributed to us.

In 2014, our General Partner received investment grade credit ratings, which we believe will further enhance our liquidity.

Our Principal Capital Resources

For a discussion of cash generated from operations, see “Cash Flows,” below.  In addition to cash generated from operations, we discuss below our other principal capital resources.

The Merger and subsequent activities substantially improved our liquidity position and cash flows from operations along with reducing our borrowing costs and extending our debt maturities.  The additional cash flows from operations allow us to maintain a balanced approach to growth in order to retain our financial flexibility.

On July 1, 2014, in conjunction with the Merger, we amended the terms of our unsecured revolving credit facility (the “amended facility”) and increased the total borrowing capacity from $200 million to $500 million.  The amended terms also include an extension of the maturity date to July 1, 2018, which may be further extended at our option for up to two additional periods of six months, subject to certain conditions, and a reduction in the interest rate to LIBOR plus 140 to 200 basis points, depending on our leverage, from LIBOR plus 165 to 250 basis points.  The amended facility has a fee of 15 to 25 basis points on unused borrowings.  We may increase our borrowings under the amended facility up to $750 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently party to the amended facility, to provide such increased amounts.

On July 1, 2014, we also amended the terms of the $230 million Term Loan (the “amended Term Loan”).  The amended Term Loan has a maturity date of July 1, 2019, which may be extended for an additional six months at the Partnership’s option subject to certain conditions.  The interest rate applicable to the amended Term Loan was reduced to LIBOR plus 135 to 190 basis points, depending on the Partnership’s leverage, a decrease of between 10 and 55 basis points across the leverage grid.  The amended Term Loan also provides for an increase in total borrowing of up to an additional $170 million ($400 million in total), subject to certain conditions, including obtaining commitments from any one or more lenders.

As of December 31, 2014, we had approximately $333.2 million available for future borrowings under our unsecured revolving credit facility.  In addition, our unencumbered assets could provide approximately $120 million of additional borrowing capacity under the unsecured revolving credit facility, if the expansion feature was exercised.

We were in compliance with all applicable financial covenants under the unsecured revolving credit facility and the amended Term Loan as of December 31, 2014.

Finally, we had $43.8 million in cash and cash equivalents as of December 31, 2014.  This includes approximately $16.1 million of cash proceeds received from 2014 property sales to potentially be utilized for future acquisitions.

Among the benefits we expect to realize from the Merger is increased cash flow.  In the future, we may raise capital by disposing of properties, land parcels or other assets that are no longer core components of our growth strategy.  The sale price may differ from our carrying value at the time of sale.  We will also continue to monitor the capital markets and may consider raising additional capital through the issuance of our common or preferred units or other securities, and our General Partner may consider raising additional capital through the issuance of common shares, preferred shares or other securities, the proceeds of which will be contributed to us.

Sale of Real Estate Assets

We may pursue opportunities to sell non-strategic real estate assets in order to generate additional liquidity.  Our ability to dispose of such properties is dependent on the availability of credit to potential buyers to purchase properties at prices that we consider acceptable.  Sales prices on such transactions may be less than our carrying value.

On September 16, 2014, we entered into a Purchase and Sale Agreement with Inland Real Estate, which provides for the sale of 15 of our operating properties (the “Portfolio”) to Inland Real Estate in two separate tranches.  On December 14, 2014, we closed on the sale of the first tranche of eight retail operating properties for approximately $151 million or $75 million of net proceeds after the buyer’s assumption of mortgages.  The second tranche of seven properties is expected to close on or before March 16, 2015, subject to the satisfaction of customary closing conditions, for a gross sales price of approximately $167 million, or approximately $103 million of net proceeds after the buyer’s assumption of mortgages.

Our Principal Liquidity Needs

We derive the majority of our revenue from tenants who lease space from us at our properties. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our tenants. While we believe that the nature of the properties in which we typically invest—primarily neighborhood and community shopping centers—provides a relatively stable revenue flow in uncertain economic times, the recent economic downturn adversely affected the ability of some of our tenants to meet their lease obligations.

Short-Term Liquidity Needs

Near-Term Debt Maturities. As of December 31, 2014, we have $113 million of debt scheduled to mature prior to December 31, 2015, excluding scheduled monthly principal payments.  We have sufficient liquidity to repay these obligations from current resources and capacity, but we are also pursuing financing alternatives to enable us to repay these loans.

Other Short-Term Liquidity Needs.  The nature of our business, coupled with the requirements for the General Partner qualifying for REIT status and in order to receive a tax deduction for some or all of the dividends paid to shareholders, necessitate that the General Partner distributes at least 90% of its taxable income on an annual basis, which will cause us to have substantial liquidity needs over both the short term and the long term. Our short-term liquidity needs consist primarily of funds necessary to pay operating expenses associated with our operating properties, interest expense and scheduled principal payments on our debt, expected distribution payments to our common and preferred unitholders (including to our General Partner), and recurring capital expenditures. In December 2014, the Board of the General Partner declared a quarterly cash distribution of $0.26 per common unit (totaling $22.1 million) for the quarter ended December 31, 2014.  This distribution was paid on January 13, 2015 to common unitholders of record as of January 6, 2015.  In February 2015, the Board of the General Partner declared a quarterly preferred unit cash distribution of $0.515625 per Series A Preferred Units covering the distribution period from December 2, 2014 to March 1, 2015 payable to unitholders of record as of February 17, 2015.  Also in February 2015, the Board of the General Partner declared a quarterly common unit distribution of $0.2725 per common unit for the quarter ended March 31, 2015 to unitholders of record as of April 6, 2015, which represents a 4.8% increase.

When we lease space to new tenants, or renew leases for existing tenants, we also incur expenditures for tenant improvements and leasing commissions. These amounts, as well as the amount of recurring capital expenditures that we incur, will vary from period to period.  During the year ended December 31, 2014, we incurred $2.1 million of costs for recurring capital expenditures on operating properties and also incurred $6.0 million of costs for tenant improvements and external leasing commissions (excluding first generation space and development and redevelopment properties). We currently anticipate incurring approximately $16 million to $20 million of additional major tenant improvements and renovation costs within the next twelve months at several of our operating properties.  As of December 31, 2014, we have not commenced any redevelopment opportunities in the properties acquired through the Merger; however, we believe we currently have sufficient financing in place to fund our investment in any existing or future projects through cash from operations and borrowings on our unsecured revolving credit facility.

As of December 31, 2014, we had five development and redevelopment projects under construction.  The total estimated cost of these projects is approximately $214.8 million, of which $153.2 million had been incurred as of December 31, 2014.  We currently anticipate incurring the remaining $61.6 million of costs over the next eighteen months.  We believe we currently have sufficient financing in place to fund the projects and expect to do so primarily through existing or new construction loans or borrowings on our unsecured revolving credit facility.

As of December 31, 2014, six of our properties, which are properties acquired by Inland Diversified prior to the date of the Merger, have earnout components whereby we are required to pay the seller additional consideration based on subsequent leasing activity of vacant space. The maximum potential earnout payment was $9.7 million at December 31, 2014.  The expiration dates of the remaining earnouts range from January 31, 2015 through December 28, 2015.  We believe we currently have sufficient funds in place to pay these potential earnouts.

Long-Term Liquidity Needs

Our long-term liquidity needs consist primarily of funds necessary to pay for the development of new properties, redevelopment of existing properties, non-recurring capital expenditures, acquisitions of properties, and payment of indebtedness at maturity.

Redevelopment Properties Pending Commencement of Construction. As of December 31, 2014 two of our properties (Courthouse Shadows and Hamilton Crossing) were undergoing preparation for redevelopment and leasing activity.  We are currently evaluating our total incremental investment in these redevelopment projects of which $0.7 million had been incurred as of December 31, 2014.  Our anticipated total investment could change based upon negotiations with prospective tenants.  We believe we currently have sufficient financing in place to fund our investment in these projects through borrowings on our unsecured revolving credit facility.  In certain circumstances, we may seek to place specific construction financing on these redevelopment projects.

Selective Acquisitions, Developments and Joint Ventures. We may selectively pursue the acquisition and development of other properties, which would require additional capital.  We would have to satisfy these needs through additional borrowings, sales of common or preferred units by us, sales of common or preferred shares by the General Partner, cash generated through property dispositions and/or participation in potential joint venture arrangements.  We cannot be certain that we would have access to these sources of capital on satisfactory terms, if at all, to fund our long-term liquidity requirements.  We evaluate all future opportunities against pre-established criteria including, but not limited to, location, demographics, tenant credit quality, tenant relationships, and amount of existing retail space.  The ability of us and our General Partner to access the capital markets will be dependent on a number of factors, including general capital market conditions.

Capitalized Expenditures on Consolidated Properties

The following table summarizes cash basis capital expenditures for our development and redevelopment properties and capital expenditures for the year ended December 31, 2014 and on a cumulative basis since the project’s inception:

	Year Ended December 31, 2014 (in thousands)	Cumulative Through December 31, 2014 (in thousands)
Under Construction Developments	$47,969	$145,560
Under Construction — Redevelopments	7,625	7,677
Pending Construction - Redevelopments	370	729
Total for Development Activity	55,964	153,966
Recently Completed Developments, net(1)	12,676	N/A
Miscellaneous Other Activity, net	19,061	N/A
Recurring Operating Capital Expenditures (Primarily Tenant Improvement Payments)	6,852	N/A
Total	$94,553	$153,966

(1)                  This classification includes Delray Marketplace, Holly Springs Towne Center — Phase I, Rangeline Crossing, Four Corner Square, Bolton Plaza, and King’s Lake Square.

We capitalize certain indirect costs such as interest, payroll, and other general and administrative costs related to these development activities.  If we were to experience a 10% reduction in development activities, without a corresponding decrease in indirect project costs, we would have recorded additional expense for the year ended December 31, 2014 of $0.5 million.

Cash Flows

Comparison of the Year Ended December 31, 2014 to the Year Ended December 31, 2013

Cash provided by operating activities was $42.2 million for the year ended December 31, 2014, a decrease of $9.9 million from the same period of 2013.  The decrease was primarily due to outflows for our merger costs and costs incurred by Inland Diversified prior to the Merger that were paid by us subsequent to June 30, 2014.

Cash provided by investing activities was $186.9 million for the year ended December 31, 2014, as compared to cash used in investing activities of $514.9 million in the same period of 2013.  Highlights of significant cash sources and uses are as follows:

•                  Net proceeds of $191.1 million related to the sales of the Red Bank Commons, Ridge Plaza, 50th and 12th, Zionsville Walgreens and Tranche I operating properties in 2014 compared to net proceeds of $7.3 million in 2013;

•                  Net proceeds of $18.6 million related to the sale of marketable securities in 2014.  These securities were acquired as part of the Merger;

•                  Net cash acquired of $108.7 million upon completion of the Merger.  A portion of this cash was utilized to retire construction loans and other indebtedness while the remainder was retained for working capital including payment of Merger related costs;

•                  Net cash outflow of $407.2 million related to 2013 acquisitions compared to net cash outflows of $19.7 million in 2014;

•                  Net cash outflow of $2.8 million on seller earnouts in 2014, while there were no seller earnout payments in the same period of 2013;

•                  Decrease in capital expenditures of $18.0 million, offset by an increase in construction payables of $12.6 million as significant construction was ongoing at Gainesville Plaza, Parkside Town Commons — Phase I & II, Holly Springs Towne Center — Phase II and Tamiami Crossing in 2014.

Cash used in financing activities was $203.4 million for the year ended December 31, 2014, compared to cash provided by financing activities of $468.5 million in the same period of 2013.  Highlights of significant cash sources and uses in 2014 are as follows:

•                  In 2014, we drew $66.7 million on the unsecured revolving credit facility to fund the acquisition of Rampart Commons, redevelopment and tenant improvement costs;

•                  In 2014, we drew $50.8 million on construction loans related to development projects;

•                  In 2014, we paid down $51.7 million on the unsecured revolving credit facility utilizing a portion of proceeds from property sales and cash on hand;

•                  In July, we retired loans totaling $41.6 million that were secured by land at 951 and 41 in Naples, Florida, Four Corner Square, and Rangeline Crossing utilizing cash on hand obtained as part of the Merger;

•                  We retired loans totaling $8.6 million that were secured by the 50th and 12th and Zionsville Walgreens operating properties upon the sale of these properties;

•                  In December 2014, we retired the $15.8 million loan secured by our Eastgate Pavilion operating property, the $1.9 million loan secured by our Bridgewater Marketplace operating property, the $34.0 million loan secured by our Holly Springs — Phase I development property and the $15.2 million loan secured by Wheatland Town Crossing utilizing a portion of proceeds from property sales;

•                 In December 2014, we paid down $4.0 million on the loan secured by Delray Marketplace operating property;

•                  Distributions to common unitholders and noncontrolling interest in subsidiaries of $49.6 million; and

•                 Distributions to preferred unitholders of $8.5 million.

In addition to the cash activity above, in July 2014, as a result of the Merger, we assumed $859.6 million in debt secured by 41 properties.  As part of the purchase price allocation, a debt premium of $33.3 million was recorded.

In December 2014, in connection with the acquisition of Rampart Commons, we assumed a $12.4 million fixed rate mortgage.  As part of the purchase price allocation, a debt premium of $2.2 million was recorded.

In December 2014, in connection with the sale of Tranche I, Inland Real Estate assumed $75.8 million of our secured loans associated with Shoppes at Prairie Ridge, Fox Point, Harvest Square, Heritage Square, The Shoppes at Branson Hills and Copp’s Grocery.

Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012

Cash provided by operating activities was $52.1 million for the year ended December 31, 2013, an increase of $28.8 million from 2012.  The increase was primarily due to increased gains on land sales of $5.5 million, increased lease termination fee income of $1.8 million, and increased net operating income from recent acquisitions and development properties of $22.7 million.  The increase was partially offset by higher acquisition costs of $1.9 million.

Cash used in our investing activities totaled $514.9 million in 2013, an increase of $443.3 million from 2012.  Highlights of significant cash sources and uses are as follows:

•                  2013 acquisitions for net cash outflows of $407.2 million compared to 2012 net cash outflows of $65.9 million.  The significant increase was due to higher acquisition volume in 2013;

•                  Net proceeds of $87.4 million related to 2012 sales compared to net proceeds of $7.3 million related to the sale of Cedar Hill Village in September 2013; and

•                  Increase in capital expenditures, net plus the decrease in construction payables of $21.7 million as construction was ongoing at Delray Marketplace, Holly Springs Towne Center, Parkside Town Commons, Four Corner Square, and Rangeline Crossing compared to lower expenditures at these properties in 2012.

Cash provided by financing activities totaled $468.5 million during 2013, an increase of $417.7 million from 2012. Highlights of significant cash sources and uses in 2013 are as follows:

•                  In November 2013, the General Partner issued 36,800,000 common shares for net proceeds of $217 million.  A portion of these proceeds were used to fund a portion of the purchase price of the portfolio of nine unencumbered retail properties;

•                  In April and May of 2013, the General Partner issued 15,525,000 common shares for net proceeds of $97 million.  These proceeds were used to fund the purchase price of Cool Springs Market, Castleton Crossing, and Toringdon Market;

•                  In August 2013, proceeds of $105 million from the expansion of the amended unsecured term loan were received.  The Partnership utilized $102 million of the proceeds to pay down the unsecured revolving credit facility;

•                  Draws of $77.4 million were made on construction loans related to Delray Marketplace, Holly Springs Towne Center, Parkside Town Commons, Rangeline Crossing, and Four Corner Square;

•                  Distributions to common unitholders of $22.2 million; and

•                  Distributions to preferred unitholders of $8.5 million.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that in our opinion have, or are reasonably likely to have, a material current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.  We do, however, have certain obligations related to some of the projects in our operating and development properties.

We have guaranteed a loan in the amount of $26.6 million on behalf of LC White Plains Retail, LLC and LC White Plains Recreation, LLC (collectively, the “LC Partners”), who have minority ownerships in an entity that owns our City Center operating property.  Along with our guarantee of the loan the LC Partners pledged their Class B units in City Center as collateral for the loan.  If payment of the loan is required and the value of the Class B units does not fully service the loan, the Partnership will be required to retire the remaining amount.  On February 13, 2015, we acquired our partner’s redeemable interests in the City Center operating property for $34.4 million that was paid in a combination of cash and limited partner units in the Partnership and the guarantee was terminated.  We funded the majority of the cash portion with a $30 million draw on our unsecured revolving credit facility.

As of December 31, 2014, we have outstanding letters of credit totaling $6.8 million and no amounts were advanced against these instruments.

Earnings before Interest, Tax, Depreciation, and Amortization

We define EBITDA, a non-GAAP financial measure, as net income before depreciation and amortization, interest expense, income tax expense of taxable REIT subsidiary, gains (losses) on sales of operating properties, other expenses. For informational purposes, we have also provided Adjusted EBITDA, which we define as EBITDA less (i) minority interest EBITDA and (ii) Merger costs.  Annualized Adjusted EBITDA is Adjusted EBITDA for the most recent quarter multiplied by four.  EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA, as calculated by us, are not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA do not represent cash generated from operating activities in accordance with GAAP, and should not be considered alternatives to net income as an indicator of performance or as alternatives to cash flows from operating activities as an indicator of liquidity.

Given the nature of our business as a real estate owner and operator, we believe that EBITDA and Adjusted EBITDA are helpful to investors when measuring operating performance because they exclude various items included in net income or loss that do not relate to or are not indicative of operating performance, such as impairments of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. For informational purposes, we have also provided Annualized Adjusted EBITDA, adjusted as described above. We believe this supplemental information provides a meaningful measure of our operating performance. We believe presenting EBITDA in this manner allows investors and other interested parties to form a more meaningful assessment of our operating results.

A reconciliation of our EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA to net loss (the most directly comparable GAAP measure) is included in the below table.

Three Months Ended December 31, 2014

Consolidated net income	$8,029
Adjustments to net income
Depreciation and amortization	39,438
Interest expense	15,222
Merger and acquisition costs	659
Income tax benefit of taxable REIT subsidiary	(13)
Gain on sale of operating properties, net	(2,242)
Other expense	125
Earnings Before Interest, Taxes, Depreciation and Amortization	61,218
—minority interest	(679)
—EBITDA from properties sold in current quarter	(2,140)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization	58,399

Annualized Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (1)	$233,596
Ratio of Partnership share of net debt:
Mortgage and other indebtedness	1,554,263
Indebtedness of assets held for sale	67,452
Less: Partner share of consolidated joint venture debt	(24,039)
Less: Cash	(43,826)
Less: Debt Premium	(31,408)

Partnership Share of Net Debt	1,522,442

Ratio of Net Debt to Annualized Adjusted EBITDA	6.5	x

(1)                     Represents Adjusted EBITDA for the three months ended December 31, 2014 (as shown in the table above) multiplied by four.

Contractual Obligations

The following table summarizes our contractual obligations to third parties based on contracts executed as of December 31, 2014.

	Development Activity and Tenant Allowances(1)	Operating Leases	Consolidated Long-term Debt and Interest(2)	Employment Contracts(3)	Total
2015	$7,849	$543	$236,216	$1,870	$246,478
2016	—	511	300,925	1,870	303,306
2017	—	511	92,922	935	94,368
2018	—	149	267,856	—	268,005
2019	—	121	263,446	—	263,567
Thereafter	—	7,893	697,382	—	705,275
Total	$7,849	$9,728	$1,858,747	$4,675	$1,880,999

(1)         Tenant allowances include commitments made to tenants at our operating and under construction development and redevelopment properties.

(2)         Our long-term debt consists of both variable and fixed-rate debt and includes both principal and interest.  Interest expense for variable-rate debt was calculated using the interest rates as of December 31, 2014.

(3)         Our General Partner has entered into employment agreements with certain members of senior management. The term of each employment agreement is three years from July 1, 2014, with automatic one-year renewals each July 1st thereafter unless we or the individual elects not to renew the agreement.

In connection with our formation at the time of our IPO, we entered into an agreement that restricts our ability, prior to December 31, 2016, to dispose of six of our properties in taxable transactions and limits the amount of gain we can trigger with respect to certain other properties without incurring reimbursement obligations owed to certain limited partners. We have agreed that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify the contributors of those properties for their tax liabilities attributable to their built-in gain that exists with respect to such property interest as of the time of our IPO (and tax liabilities incurred as a result of the reimbursement payment).  We do not intend to dispose of these properties prior to December 31, 2016 in a manner that would result in a taxable transaction.

The six properties to which our tax indemnity obligations relate represented 6.8% of our annualized base rent in the aggregate as of December 31, 2014. These six properties are International Speedway Square, Shops at Eagle Creek, Whitehall Pike, Portofino Shopping Center, Thirty South, and Market Street Village.

Obligations in Connection with Development and Redevelopment Projects Under Construction

We are obligated under various completion guarantees with lenders and lease agreements with tenants to complete all or portions of our in-process development and redevelopment projects. We believe we currently have sufficient financing in place to fund these projects and expect to do so primarily through existing construction loans or draws on our unsecured facility.

Our share of estimated future costs for our in-process and future developments and redevelopments is further discussed in the “Short and Long-Term Liquidity Needs” section above.

Outstanding Indebtedness

The following table presents details of outstanding consolidated indebtedness as of December 31, 2014 and 2013 adjusted for hedges:

	Balance at
	December 31, 2014	December 31, 2013
Unsecured revolving credit facility	$160,000	$145,000
Unsecured term loan	230,000	230,000
Notes payable secured by properties under construction - variable rate	119,347	144,389
Mortgage notes payable - fixed rate	810,959	276,504
Mortgage notes payable - variable rate	205,798	61,185
Net premiums on acquired debt	28,159	66
Total mortgage and other indebtedness	1,554,263	857,144
Mortgage notes - properties held for sale (1)	67,452	—
Total	$1,621,715	$857,144

(1)                   Includes net premiums on acquired debt of $3.2 million.

Consolidated indebtedness (excluding properties held for sale), including weighted average maturities and weighted average interest rates at December 31, 2014, is summarized below:

	Amount	Weighted Average Maturity (Years)	Weighted Average Interest Rate	Percentage of Total
Fixed rate debt	$810,959	5.5	5.07%	53%
Floating rate debt (hedged to fixed)	373,275	3.9	3.39%	24%
Total fixed rate debt, considering hedges	1,184,234	5.0	4.54%	77%
Notes payable secured by properties under construction - variable rate	119,347	1.9	2.11%	8%
Other variable rate debt	205,798	4.8	2.44%	13%
Corporate unsecured variable rate debt	390,000	4.8	1.54%	26%
Floating rate debt (hedged to fixed)	(373,275)	-3.9	-1.89%	-24%
Total variable rate debt, considering hedges	341,870	4.8	1.89%	23%
Net premiums on acquired debt	28,159	N/A	N/A	N/A
Total debt	$1,554,263	5.0	3.95%	100%

Mortgage and construction loans are collateralized by certain real estate properties and leases.  Mortgage loans are generally due in monthly installments of interest and principal and mature over various terms through 2030.

Variable interest rates on mortgage and construction loans are based on LIBOR plus spreads ranging from 175 to 275 basis points.  At December 31, 2014, the one-month LIBOR interest rate was 0.17%.  Fixed interest rates on mortgage loans range from 3.81% to 6.78%.